Exhibit 99.2

Pro Forma Financials Presentation Reflecting the Acquisition of OneWest Bank October 16, 2015

Disclaimer

This Presentation contains forward-looking statements within the meaning of applicable federal securities laws with respect to the recent acquisition of IMB Holdco LLC and its subsidiaries ("OneWest"), OneWest's future performance, the costs to be incurred in connection with the acquisition, integration with CIT, and the impact of the transaction on CIT's future performance.

Forward-looking statements are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "intend," "evaluate," "pursue," "commence," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this Presentation, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially.

In addition, forward-looking statements in this Presentation are subject to certain risks and uncertainties related both to the acquisition transaction itself and to the integration of the acquired business with CIT after closing, including difficulty and delays in integrating OneWest with CIT or fully realizing projected cost savings and other projected benefits of the transaction; business disruption following the transaction; the inability to sustain revenue and earnings growth; changes in general economic conditions, including changes in interest rates and capital markets; changes in law or regulations; diversion of management time on transaction-related issues; reputational risks and the reaction of customers and counterparties to the transaction; and changes in asset quality and risk as a result of the transaction.

This Presentation contains unaudited pro forma condensed combined financial information, which is a summary of the unaudited pro forma condensed combined financial information contained in Exhibit 99.1 to CIT's Form 8-K/A filed October 16, 2015 with the Securities and Exchange Commission. The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the acquisition of OneWest been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial information should be read together with:

- The accompanying notes to the unaudited pro forma condensed combined financial information;
- CIT's audited consolidated financial statements at and for the years ended December 31, 2014 and 2013, included in CIT's Annual Report on Form 10-K for the year ended December 31, 2014;
- CIT's unaudited consolidated financial statements at and for the three and six months ended June 30, 2015, included in CIT's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015;
- the audited consolidated financial statements of IMB HoldCo LLC and Subsidiaries at and for the years ended December 31, 2014 and 2013, which are attached as Exhibit 99.2 to CIT's Form 8-K/A filed October 16, 2015; and
- the unaudited condensed consolidated financial statements of IMB HoldCo LLC and Subsidiaries at and for the quarters and six months ended June 30, 2015 and 2014, which are attached as Exhibit 99.3 to CIT's Form 8-K/A filed October 16, 2015.

The actual amounts recorded may differ materially from the information presented in this pro forma condensed combined statement of operations as a result of:

- the methodology required to be used to prepare the pro forma financial statements; and
- revenue enhancements and/or expense savings achieved by the combined company.

We describe other risks that are applicable to our businesses generally that could affect our results in Item 1A, "Risk Factors," of our latest Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this Presentation. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

CIT

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3 Summary ▪ The unaudited pro forma financial statements are required by the SEC to illustrate the estimated effects of the acquisition of OneWest without consideration of any strategic actions the Company may take or any change in market conditions at the time of the acquisition ▪ Adjustments are estimates and are further described in the 8 - K/A filed on October 16, 2015 ▪ The unaudited pro forma balance sheet as of June 30, 2015 assumes the acquisition of OneWest occurred on June 30, 2015 ▪ Actual combination adjustments will be as of the August 3, 2015 closing date ▪ The unaudited pro forma statement of operations for the fiscal year ended December 31, 2014 and the six month period ended June 30, 2015 assumes the transaction occurred on January 1, 2014 ▪ Purchase accounting adjustments are based on preliminary fair value marks and applied to assets and liabilities during the applicable period ▪ Actual purchase accounting impacts as of August 3, 2015 will be provided with the third quarter earnings release ▪ Per page seven of the 2Q ‘14 earnings presentation, we have updated the 2016 projected adjustment to OneWest’s earnings from the purchase accounting marks and it is estimated to be slightly positive in 2016 (1) ▪ Net accretion and other impacts to the financial statements will differ over time (1) Adjustment are based on the analysis of the purchase accounting impact, including CIT’s modeling of the expected run - off of assets and liabilities as well as other impacts expected to continue as a result of the combination

4 Pro Forma Summary of Adjustments Pro Forma Balance Sheet ▪ CIT Adjustments ▪ Cash and equity disbursed for the acquisition of OneWest . Assumes actual share price of CIT stock issued at $47.04 per share ▪ Reversed $690 million of the valuation allowance on the net DTA ▪ Accrued estimated remaining transaction costs of $60 million ▪ Recorded fair value of expected payment on holdback of $61 million ▪ OneWest Adjustments ▪ Assets and liabilities recorded at fair value based on estimated values as of closing date and applied to the June 30, 2015 pro forma balance sheet resulting in net discount of $374 million ▪ Established intangibles primarily related to core deposits, customer relationships and trade name of $184 million ▪ Goodwill of $617 million based on excess of purchase price (reflecting the actual stock price at closing of $ 47.04) over fair value of assets and liabilities Pro Forma Income Statements ▪ Purchase accounting adjustments and continuing impacts: ▪ For loans and indemnification assets accounted for by OneWest under the fair value method, removed fair value adjustments and recorded accretion based on assumed CIT purchase accounting marks and accounting policies ▪ Removed mark - to - market impact from derivatives unwound prior to closing ▪ For assets and liabilities accounted for by OneWest under the accrual method, recorded net accretion based on CIT’s purchase accounting marks (including amortization of intangibles) ▪ Increased provision for loan losses from change in accounting policy and other purchase accounting adjustments ▪ Recorded increase in FDIC insurance expense on OneWest’s deposits to reflect the go - forward assessment rate ▪ Assumed 40% effective tax rate (‘ETR’) on purchase accounting and on - going adjustments ▪ Other adjustments: ▪ Eliminated transaction costs included in OneWest’s and CIT’s results during the period ▪ Removed impact of CIT’s valuation allowance reversal in 2014 ▪ Adjusted for discrete tax items and ~40% ETR on fair value and other combination adjustments resulting in an assumed combined ETR of ~33%

Pro Forma Balance Sheet – As of June 30, 2015

(in millions)	CIT at 6/30/15	OneWest at 6/30/15	Consideration Paid	Business Combination: Net Assets Acquired	Business Combination: Estimated Purchase Accounting	Business Combination: Other Adjustments	CIT Pro-Forma Combined BS at 6/30/15
Form 8-K/A Reference			*Note 4(g)*	*Note 4(g)*	*Note 4(g)*	*Note 4(c), (l), (o), (r)*	
Cash, interest bearing deposits and repurchase agreements	6,215	4,515	(1,069)	-	-	26	9,687
Investment securities	1,693	1,162	(800)	-	-	-	2,055
1 Financing & leasing assets (net of allowance)	35,495	13,877	-	-	(243)	(13)	49,116
2 Indemnification assets	-	689	-	-	(209)	-	480
Goodwill	566	100	-	(100)	617	-	1,183
3 Intangible assets	21	3	-	(3)	184	-	205
4 All other assets (including discontinued operations)	2,667	1,361	-	-	166	688	4,882
Total Assets	46,657	21,707	(1,869)	(103)	515	701	67,608
Deposits and borrowings	33,709	17,666	-	-	36	17	51,428
All other liabilities (including Discontinued operations)	4,140	983	61	-	42	45	5,271
Stockholders Equity	8,808	3,058	1,462	(3,058)	-	639	10,909
Total Liabilities & Stockholders Equity	**46,657**	**21,707**	**1,523**	**(3,058)**	**78**	**701**	**67,608**

1. The net impact of $374 million decrease due to estimated fair value on ~$14 billion of loans, less the $131 million allowance for losses that was eliminated

2. Reflects change in estimated amount and timing of cash flows related to losses on approximately $5 billion of single family residential mortgages covered by loss share agreements

3. Intangible assets include $126 million of core deposit intangibles based on an analysis of deposit relationships. Established additional intangibles for customer relationships and OneWest trade name

4. Reflects valuation allowance reversal of $690 million on federal deferred tax asset

CIT

Note: Refer to Note 4 in the 8-K/A filed October 16, 2015 for further explanations of adjustments to Pro Forma balance sheet

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Pro Forma Statement of Operations – Six months ended 6/30/15

	(in millions) *Form 8-K/A Reference*	CIT	OneWest	Purchase Accounting & Continuing Impacts *Note 5: (cc), (dd), (ff), (gg), (hh), (ii), (jj), (kk), (ll)*	Other Adjustments *Note 5: (aa), (bb), (ee)*	CIT Pro Forma Combined
1	Interest Income	565	448	1	-	1,014
	Rental income on operating leases	1,062	-	-	-	1,062
1	Interest Expense	(536)	(63)	4	-	(595)
	Depreciation on operating lease equipment	(315)	-	-	-	(315)
	Maintenance and other operating lease expenses	(95)	-	-	-	(95)
	Net finance revenue	**681**	**385**	**5**	**-**	**1,071**
2	Provision for credit losses	(53)	(4)	(24)	-	(81)
3	Other income	150	(21)	-	38	167
4	Operating expenses	(477)	(185)	(23)	1	(684)
	Income before provision for income taxes	**301**	**175**	**(42)**	**39**	**473**
	Provision for income taxes	(82)	(68)	17	(21)	(154)
	Income from continuing operations, before attribution of noncontrolling interests	219	107	(25)	18	319
	Net income attributable to noncontrolling interests, after tax	-	-	-	-	-
	Income from continuing operations	**219**	**107**	**(25)**	**18**	**319**
	Diluted					
	Weighted Average Shares Outstanding (thousands)	175,971			31,114	207,085
	Income from continuing operations per common share	$1.24				$1.54

1. Primarily reflects the change in yield on securities and loans acquired as well as on deposits and borrowings assumed
2. Adjusts for increase in provision for loan losses from change in accounting policy and other purchase accounting adjustments
3. Adjusts for OneWest's losses on certain loans and borrowings previously recorded under the fair value method of accounting and corresponding derivatives unwound prior to closing
4. Purchase accounting and ongoing impacts reflect
   a. Incremental amortization of intangibles of ~$10 million (intangibles expected to amortize over ~8 years)
   b. Higher FDIC insurance premiums of ~$13 million on OneWest's deposits

CIT

Note: Refer to Note 5 in the 8-K/A filed October 16, 2015 for further explanations of adjustments to Pro Forma statement of operations

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Pro Forma Statement of Operations – Year ended 12/31/14

	(in millions)	CIT	OneWest	Purchase Accounting & Continuing Impacts	Other Adjustments	CIT Pro Forma Combined
	Form 8-K/A Reference			*Note 6: (cc), (dd), (ff), (gg), (hh), (ii), (jj), (kk), (ll)*	*Note 6: (aa), (bb), (ee)*	
1	Interest Income	1,227	892	36	-	2,155
	Rental income on operating leases	2,093	-	-	-	2,093
1	Interest Expense	(1,086)	(140)	21	-	(1,205)
	Depreciation on operating lease equipment	(616)	-	-	-	(616)
	Maintenance and other operating lease expenses	(197)	-	-	-	(197)
	Net finance revenue	**1,421**	**752**	**57**	-	**2,230**
2	Provision for credit losses	(100)	(57)	-	-	(157)
3	Other income	305	(13)	-	70	362
	Operating expenses	(945)	(381)	(41)	17	(1,350)
	Income before provision for income taxes	**681**	**301**	**16**	**87**	**1,085**
4	Provision for income taxes	398	(118)	(7)	(635)	(362)
	Income from continuing operations, before attribution of noncontrolling interests	1,079	183	9	(548)	723
	Net income attributable to noncontrolling interests, after tax	(1)	-	-	-	(1)
	Income from continuing operations	**1,078**	**183**	**9**	**(548)**	**722**
	Diluted					
	Weighted Average Shares Outstanding (thousands)	189,463			31,114	220,577
	Income from continuing operations per common share	$5.69				$3.27

1. Primarily reflects the change in yield on securities and loans acquired as well as on deposits and borrowings assumed

2. Adjusts for OneWest's losses on certain loans and borrowings previously recorded under the fair value method of accounting and corresponding derivatives unwound prior to closing

3. Purchase accounting and ongoing impacts reflect
   a. Incremental amortization of intangibles of ~$18 million (Intangibles expected to amortize over ~8 years)
   b. Higher FDIC insurance premiums of ~$28 million on OneWest's deposits

4. Includes elimination of $375 million VA reversal in CIT's results

Note: Refer to Note 6 in the 8-K/A filed October 16, 2015 for further explanations of adjustments to Pro Forma statement of operations

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